Exhibit 10.3

LOCK-UP AGREEMENT

June 21, 2010

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Purchase Agreement”), made as of EClips Media Technologies, Inc., Inc., a Delaware corporation (“Parent”), SD Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent (“Buyer”), and Brand Interaction Group, LLC, a New Jersey limited liability company (“Seller”) and that certain Employment Agreement (the “Employment Agreement”) by and between Parent and Eric Simon, an individual (“ES”).

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or the Employment Agreement, as the case may be.

Pursuant to the Purchase Agreement, the Seller will receive 20,000,000 shares of Parent Common Stock as the Closing Payment and ES will receive 10,000,000 shares of Parent Common Stock as part of his compensation arrangements (collectively, the “Lockup Shares”). This Lockup Agreement is required as a condition of closing pursuant to the terms and provisions of the Purchase Agreement and the Employment Agreement. The parties hereto understand that the Buyer will proceed with the transactions contemplated under the Purchase Agreement and the Employment Agreement in reliance on this Lockup Agreement.

1.
In recognition of the benefit that the Purchase Agreement and the Employment Agreement will confer upon the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that, during the period beginning on the Closing Date and ending on the twenty-four (24) month anniversary of the date of this Agreement after the Closing Date (the “Lockup Period”), neither the Seller nor ES will, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Lockup Shares, beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, by the Seller or ES on the date hereof or hereafter acquired, or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lockup Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Lockup Shares.

2.
Notwithstanding the foregoing, during the Lockup Period, the Seller and ES, collectively, shall be entitled to sell in privately negotiated or open market transactions: (1) up to two (2) million Lockup Shares between the twelve (12) month anniversary and the eighteen (18) month anniversary of the date of this Agreement; and (2) up to an additional two (2) million Lockup Shares between the eighteen (18) months anniversary of the date of this Agreement through the twenty-four (24) month anniversary of the date of this Agreement, provided, however, any shares not sold pursuant to (1), above may not be carried over to (2) above, and such number of Lockup Shares permitted pursuant to (1) above shall not be permitted to be sold cumulatively during the period set forth in (2), above. Seller and ES shall collectively be subject to the foregoing limitations, and shall be responsible, respectively to assure that the collective sales by Seller and ES (and any permitted transferees or assigns) are subject to and comply with the restrictions set forth in this Agreement.

3.	This Lockup Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

4.
This Lockup Agreement will become a binding agreement among the undersigned as of the date hereof. If the Closing fails to occur, this Lockup Agreement shall be null and void. This Lockup Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Parties, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period. This Lockup Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. This Lockup Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement. In the event of any conflict between the terms of this Lockup Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

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Very truly yours,

SELLER:

BRAND INTERACTION GROUP, LLC

By: /s/ Eric Simon
Name: Eric Simon
Title: Member

ERIC SIMON

/s/ Eric Simon

Accepted and Agreed to:

PARENT:

ECLIPS MEDIA TECHNOLOGIES, INC.

By: /s/ Gregory D. Cohen
Name: Gregory D. Cohen
Title: Chief Executive Officer